Exhibit 10.4
CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
Execution Copy
Manufacturing Services Agreement
May 26, 2010

Table of Contents

ARTICLE 1	1

INTERPRETATION	1

1.1 Definitions	1
1.2 Currency	4
1.3 Sections and Headings	5
1.4 Singular Terms	5
1.5 Schedules	5

ARTICLE 2	6

PATHEON’S MANUFACTURING SERVICES	6

2.1 Manufacturing Services	6

ARTICLE 3	9

CLIENT’S OBLIGATIONS	9

3.1 Payment	9

ARTICLE 4	10

CONVERSION FEES AND COMPONENT COSTS	10

4.1 First Year Pricing	10
4.2 Price Adjustments — Subsequent Years’ Pricing	10
4.3 Price Adjustments — Current Year Pricing	11
4.4 Adjustments Due to Technical Changes	12
4.5 Multi-Country Packaging Requirements.	12

ARTICLE 5	13

ORDERS, SHIPMENT, INVOICING, PAYMENT	13

5.1 Orders and Forecasts	13
5.2 Reliance by Patheon	14
5.3 Minimum Orders	15
5.4 Shipments	15
5.5 On Time Delivery	15
5.6 Invoices and Payment	16

ARTICLE 6	16

PRODUCT CLAIMS AND RECALLS	16

6.1 Product Claims	16
6.2 Product Recalls and Returns	17

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6.3 Patheon’s Responsibility for Defective and Recalled Products	17
6.4 Disposition of Defective or Recalled Products	18
6.5 Healthcare Provider or Patient Questions and Complaints	18
6.6 Sole Remedy	18

ARTICLE 7	19

CO-OPERATION	19

7.1 Quarterly Review	19
7.2 Governmental Agencies	19
7.3 Records and Accounting by Patheon	19
7.4 Inspection	19
7.5 Access	19
7.6 Notification of Regulatory Inspections	20
7.7 Reports	20
7.8 FDA Filings	20

ARTICLE 8	21

TERM AND TERMINATION	21

8.1 Initial Term	21
8.2 Termination for Cause	21
8.3 Product Discontinuation	22
8.4 Obligations on Termination	22

ARTICLE 9	23

REPRESENTATIONS, WARRANTIES AND COVENANTS	23

9.1 Authority	23
9.2 Client Warranties	23
9.3 Patheon Warranties	24
9.4 Debarred Persons	25
9.5 Permits	25
9.6 No Warranty	25

ARTICLE 10	25

REMEDIES AND INDEMNITIES	25

10.1 Consequential Damages	25
10.2 Limitation of Liability	25
10.3 Patheon	26
10.4 Client	26
10.5 Reasonable Allocation of Risk	26

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ARTICLE 11	27

CONFIDENTIALITY	27

11.1 Confidentiality	27

ARTICLE 12	27

DISPUTE RESOLUTION	27

12.1 Commercial Disputes	27
12.2 Technical Dispute Resolution	27

ARTICLE 13	28

MISCELLANEOUS	28

13.1 Inventions	28
13.2 Intellectual Property	28
13.3 Insurance	28
13.4 Independent Contractors	29
13.5 No Waiver	29
13.6 Assignment	29
13.7 Force Majeure	29
13.8 Additional Product	30
13.9 Notices	30
13.10 Severability	31
13.11 Entire Agreement	31
13.12 Other Terms	31
13.13 No Third Party Benefit or Right	32
13.14 Execution in Counterparts	32
13.15 Use of Client Name	32
13.16 Governing Law	32

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MANUFACTURING SERVICES AGREEMENT
          THIS MANUFACTURING SERVICES AGREEMENT (the “Agreement”) is made as of May 26, 2010 (the “Effective Date”)
B E T W E E N:
PATHEON PHARMACEUTICALS INC.,
a corporation existing under the laws of the State of Delaware
(“ Patheon”),
- and -
WYTHE PHARMACEUTICALS, INC. D/B/A S2 THERAPEUTICS,
a corporation existing under the laws of Tennessee
(“ Client”).
          THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:
ARTICLE 1
INTERPRETATION
1.1 Definitions.
          The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:
“Active Materials”, “Active Pharmaceutical Ingredients” or “API” means the materials listed on Schedule D;
“Active Materials Credit Value” means the value of the Active Materials for certain purposes of this Agreement, as set forth on Schedule D;
“Affiliate” means:
(a)	a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or

(b)	a business entity which is controlled by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or

(c)	a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party to this Agreement;
For this definition, “control” means the ownership of shares carrying at least a majority of the votes for the election of the directors of a corporation.
“Annual Report” means the annual report to the FDA prepared by Client regarding the Product as described in Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2);
“Annual Product Review Report” means the annual product review report prepared by Patheon as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e);
“Annual Volume” means the minimum volume of Product to be manufactured in any Year of this Agreement as set forth in Schedule B;
“Applicable Laws” means the federal laws of the United States, and (i) for Patheon, the Laws of State of Ohio, being the jurisdiction where the Manufacturing Site is located; and (ii) for Client and the Products, the Laws of all jurisdictions where the Products are manufactured, distributed, and marketed as these are agreed and understood by the parties in this Agreement;
“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal;
“Bill Back Items” means the expenses for all third party supplier fees for the purchase of columns, standards, tooling, PAPR or PPE suits (where applicable), RFID tags and supporting equipment, and other project specific items necessary for Patheon to perform the Manufacturing Services, and which are not included as Components;
“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the State of Ohio;
“cGMPs” means current good manufacturing practices as described in Parts 210 and 211 of Title 21 of the United States’ Code of Federal Regulations together with the latest FDA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;
“Client Intellectual Property” means Intellectual Property owned or licensed by Client before entering into this Agreement, or generated or derived by Patheon while performing any Manufacturing Services or otherwise generated or derived by Patheon in its business which Intellectual Property is specific to, or dependent upon, Client’s Active Material or Product;
“Components” means, collectively, all packaging components, raw materials, and ingredients (including labels, product inserts and other labelling for the Products), required to manufacture the Products in accordance with the Specifications, other than the Active Materials;
“Confidentiality Agreement” means the agreement about the non-disclosure of confidential information between Patheon, VeroScience LLC, Arisaph Pharmaceuticals, Inc., and Client dated October 19, 2009;

“Deficiency Notice” has the meaning specified in Section 6.1(a);
“Delivery Date” means the date scheduled for shipment of Product under a Firm Order as set forth in Section 5.1(d);
“FDA” means the United States Food and Drug Administration;
“Firm Orders” has the meaning specified in Section 5.1(b);
“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know how;
“Invention” means information about any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;
“Inventory” means all inventories of Components and work-in-process produced or held by Patheon for the manufacture of the Products but, for greater certainty, does not include the Active Materials;
“Late Delivery” has the meaning specified in Section 5.5;
“Laws” means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;
“Manufacturing Services” means the manufacturing, quality control, quality assurance, stability testing, packaging, and related services, set forth in this Agreement, required to manufacture Product or Products from Active Materials and Components;
“Manufacturing Site” means the facility owned and operated by Patheon that is located at 2110 East Galbraith Road, Cincinnati, OH 45237-1625;
“Materials” means all Components, Bill Back Items, and other materials used to manufacture the Product other than Active Materials;
“Maximum Credit Value” means the maximum value of Active Materials that may be credited by Patheon under this Agreement, as set forth on Schedule D;
“Minimum Run Quantity” means the minimum number of batches of a Product to be produced during the same cycle of manufacturing as set forth in Schedule B;
“Patheon Intellectual Property” means Intellectual Property generated or derived by Patheon before performing any Manufacturing Services, Intellectual Property developed by Patheon while performing the Manufacturing Services, or otherwise generated or derived by Patheon in its business which Intellectual Property is not specific to, or dependent upon, Client’s Active Material or Product including, without limitation, Inventions and Intellectual Property which may apply to manufacturing processes or the formulation or development of drug products, drug product dosage forms or drug delivery systems unrelated to the specific requirements of the Product(s);

“Price” means the price measured in US Dollars to be charged by Patheon for performing the Manufacturing Services, and includes the cost of Components, certain cost items as set forth in Schedule B, and annual stability testing costs as set forth in Schedule C;
“Product(s)” means Cycloset® (bromocriptine mesylate) Tablets approved by FDA under NDA No. 20,866;
“Quality Agreement” means the agreement (the form of which is set forth in Schedule F) between the parties setting out the quality assurance standards for the Manufacturing Services to be performed by Patheon for Client;
“Regulatory Authority” means the FDA and any other foreign regulatory agencies competent to grant marketing approvals for, and otherwise regulate, pharmaceutical products including the Products in the Territory;
“RFID” means Radio Frequency Identification Devices which (at present or in the future) may be affixed to Products or Materials to assist in inventory control, tracking, and identification;
“Specifications” means the file, for each Product, which is given by Client to Patheon in accordance with the procedures listed in Schedule A and which contains documents relating to each Product, including, without limitation:
(a)	specifications for Active Materials and Components;

(b)	manufacturing specifications, directions, and processes;

(c)	storage requirements;

(d)	all environmental, health and safety information for each the Product including material safety data sheets; and

(e)	the finished Product specifications (“Finished Product Specifications”), packaging specifications and shipping requirements for each Product;
all as updated, amended and revised from time to time by Client in accordance with the terms of this Agreement;
“Technical Dispute” has the meaning specified in Section 12.2;
“Territory” means in the geographic area of the United States;
“Third Party Rights” means the Intellectual Property of any third party;
“Year” means in the first year of this Agreement the period from the Effective Date up to and including December 31 of the same calendar year, and thereafter will mean a calendar year.
1.2 Currency.
          Unless otherwise indicated, all monetary amounts are expressed in this Agreement in the lawful currency of the United States of America.

1.3 Sections and Headings.
          The division of this Agreement into Articles, Sections, Subsections, and Schedules and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Section or Schedule of this Agreement.
1.4 Singular Terms.
          Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.
1.5 Schedules.
          The following Schedules are attached to, incorporated in, and form part of this Agreement:

Schedule A	-	Product List and Specifications
Schedule B	-	Minimum Run Quantity, Annual Volume, and Price
Schedule C	-	Annual Stability Testing
Schedule D	-	Active Materials, Active Materials Credit Value, and Maximum Credit Value
Schedule E	-	Technical Dispute Resolution
Schedule F	-	Commercial Quality Agreement
Schedule G	-	(Reserved)
Schedule H	-	Quarterly Active Materials Inventory Report
Schedule I	-	Report of Annual Active Materials Inventory Reconciliation and Calculation of Actual Annual Yield
Schedule J	-	(Reserved)

ARTICLE 2
PATHEON’S MANUFACTURING SERVICES
2.1 Manufacturing Services.
          Patheon will perform the Manufacturing Services for the Territory for the fees specified in Schedules B and C to manufacture Products for Client. Schedule B sets forth a list of cost items that are included in the Price for Products; all cost items that are not included in this list are excluded from the Price and are subject to additional fees to be paid by the Client. Patheon may change the Manufacturing Site for the Products only with the prior written consent of Client, this consent not to be unreasonably withheld. If Manufacturing Services have not started within [***] months of the date of execution of this Agreement, Patheon may amend the fees set out in Schedules B and C. Patheon will manufacture at least [***]% of the Products offered for sale by Client in the Territory so long as Patheon is in material compliance with its obligations to Client under this Agreement (including without limitation satisfying all orders placed by Client in accordance with the provisions of this Agreement), the Quality Agreement and the Capital Expenditure and Equipment Agreement and is fully in compliance with all Applicable Laws. In performing the Manufacturing Services, Patheon and Client agree that:
(a)	Conversion of Active Materials and Components. Patheon will convert Active Materials and Components into Products.

(b)	Quality Control and Quality Assurance. Patheon will perform the quality control and quality assurance testing specified in the Quality Agreement. Batch review and release to Client will be the responsibility of Patheon’s quality assurance group. Patheon will perform its batch review and release responsibilities in accordance with Patheon’s standard operating procedures. Each time Patheon ships Products to Client, it will give Client a certificate of analysis and certificate of compliance including a statement that the batch has been manufactured and tested in accordance with Specifications, cGMPs, and Applicable Laws. Client will have sole responsibility for the release of Products to the market. The form and style of batch documents, including, but not limited to, batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of Patheon. Specific Product related information contained in those batch documents is Client property.

(c)	Components. Patheon will purchase and test all Components (with the exception of those that are supplied by Client) at Patheon’s expense and as required by the Specifications.

(d)	Stability Testing. Patheon will conduct stability testing on the Products in accordance with the protocols set out in the Specifications, for the separate fees and during the time periods each set out in Schedule C. Patheon will not make any changes to these testing protocols without prior written approval from Client. If a confirmed stability test failure occurs, Patheon will notify Client within [***], after which Patheon and Client will jointly determine the proceedings and methods to be undertaken to investigate the cause of the failure, including which party will bear the cost of the investigation. Patheon will not be liable for these costs unless it has failed to perform the Manufacturing Services in

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accordance with the Specifications, cGMPs, and Applicable Laws. Patheon will give Client all stability test data and results at Client’s request.

(e)	Packaging. Patheon will package the Products as set out in the Specifications. Client will be responsible for the cost of artwork development. Patheon will determine and imprint the batch numbers and expiration dates for each Product shipped. The batch numbers and expiration dates will be affixed on the Products and on the shipping carton of each Product as outlined in the Specifications and as required by cGMPs. Client may, in its sole discretion, make changes to labels, product inserts, and other packaging for the Products. Those changes will be submitted by Client to all applicable governmental agencies and other third parties responsible for the approval of the Products. Client will be responsible for the cost of labelling obsolescence when changes occur, as contemplated in Section 4.4. Patheon’s name will not appear on the label or anywhere else on the Products unless: (i) required by any Laws; or (ii) Patheon consents in writing to the use of its name.

(f)	Active Materials and Client Supplied Components Importing. Except for the manufacturing of commercial launch quantities of Product, Client will deliver the Active Materials to the Manufacturing Site DDP (Incoterms 2000) at least [***] before the scheduled production date in quantities sufficient for Patheon to manufacture the desired quantities of Product and to ship Product on the Delivery Date. In the case of the manufacturing of commercial launch quantities of Product, the time period will [***] prior to the scheduled production date. If the Active Materials are not received [***] (as the case may be) before the scheduled production date, Patheon may delay the shipment of Product by the same number of days as the delay in receipt of the Active Materials. But if Patheon is unable to manufacture Product to meet this new shipment date due to prior third party production commitments, Patheon may delay the shipment until a later date as agreed to by the parties. All shipments of Active Material will be accompanied by certificate(s) of analysis from the Active Material manufacturer, confirming the identity and purity of the Active Materials and its compliance with the Active Material specifications.

(g)	Bill Back Items. Bill Back Items will be charged to Client at Patheon’s cost plus a [***] handling fee.

(h)	Product Rejection for Finished Product Specification Failure. Internal process specifications will be defined and mutually agreed upon, to the extent the same differ from the Specifications. If Patheon manufactures Product in accordance with the agreed upon process specifications, the Specifications, cGMPs, Applicable Laws and the terms and conditions of this Agreement, and a batch or portion of batch of Product does not meet the Finished Product Specifications, Client will not reject the non-conforming Product solely on account of such failure to meet the Finished Product Specifications.

(i)	Client will have the right, at any time, to contract with, and obtain regulatory approval, for regulatory qualified back-up vendor. As reasonably requested by Client and at Client’s cost, Patheon will provide technology transfer and assistance to enable Client’s back-up Vendor to manufacture the Product for Client.

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(j)	Patheon agrees that, so long as Patheon manufactures [***] of the Products offered for sale by Client in the Territory, Patheon will not manufacture bromocriptine mesylate products, regardless of dosage form, for any other third party without the express written consent of Client.
2.2 Active Material Yield.
(a)	Reporting. Patheon will give Client a quarterly inventory report of the Active Materials held by Patheon using the inventory report form set out in Schedule H, which will contain the following information for the quarter:

Quantity Received: The total quantity of Active Materials that complies with the Specifications and is received at the Manufacturing Site during the applicable period.

Quantity Dispensed: The total quantity of Active Materials dispensed at the Manufacturing Site during the applicable period. The Quantity Dispensed is calculated by adding the Quantity Received to the inventory of Active Materials that complies with the Specifications held at the beginning of the applicable period, less the inventory of Active Materials that complies with the Specifications held at the end of the period. The Quantity Dispensed will only include Active Materials received and dispensed in commercial manufacturing of Products and, for certainty, will not include any (i) Active Materials that must be retained by Patheon as samples, (ii) Active Materials contained in Product that must be retained as samples, (iii) Active Materials used in testing (if applicable), and (iv) Active Materials received or dispensed in technical transfer activities or development activities during the applicable period, including without limitation, any regulatory, stability, validation or test batches manufactured during the applicable period.

Quantity Converted: The total amount of Active Materials contained in the Products manufactured with the Quantity Dispensed (including any additional Products produced in accordance with Section 6.1 or 6.2), delivered by Patheon, and not rejected, recalled or returned in accordance with Section 6.1 or 6.2 because of Patheon’s failure to perform the Manufacturing Services in accordance with Specifications, cGMPs, and Applicable Laws.

Within [***] after the end of each Year, Patheon will prepare an annual reconciliation of Active Materials on the reconciliation report form set forth in Schedule I including the calculation of the “Actual Annual Yield” or “AAY” for the Product at the Manufacturing Site during the Year. AAY is the percentage of the Quantity Dispensed that was converted to Products and is calculated as follows:

Quantity Converted during the Year	x	100%

Quantity Dispensed during the Year
After Patheon has produced a minimum of [***] commercial production batches of Product and has produced commercial production batches for at least [***] at the Manufacturing Site (collectively, the “Target Yield Determination Batches”), the Parties will mutually agree on the target yield for the Product at the Manufacturing Site (each, a

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“Target Yield”); The Target Yield will be revised annually to reflect the actual manufacturing experience as agreed to by the parties.

(b)	Shortfall Calculation. If the Actual Annual Yield falls more than five percent below the respective Target Yield in a Year, then the shortfall for the Year (the “Shortfall”) will be calculated as follows:

Shortfall = [(Target Yield – [***]%) – AAY] * Active Materials Credit Value * Quantity Dispensed

(c)	Credit for Shortfall. If there is a Shortfall for a Product in a Year, then Patheon will credit Client’s account for the amount of the Shortfall not later than [***] after the end of the Year.

Each credit under this Section 2.2(c) will be summarized on the reconciliation report form set forth in Schedule I. Upon expiration or termination of this Agreement, any remaining credit owing under this Section 2.2 will be paid to Client. The Annual Shortfall, if any, will be disclosed by Patheon on the reconciliation report form.

(d)	Maximum Credit. Patheon’s liability for Active Materials calculated in accordance with this Section 2.2 in a Year will not exceed, in the aggregate, the Maximum Credit Value set forth in Schedule D.

(e)	Material Breach. It will be not be considered a material breach of this Agreement by Patheon under Section 8.2(a) if the Actual Annual Yield is less than the Target Yield; provided however that if any year, Patheon’s liability for Active Materials would exceed the Maximum Credit Value, then Client may terminate this Agreement for material breach under Section 8.2(a).
ARTICLE 3
CLIENT’S OBLIGATIONS
3.1 Payment.
Client will pay Patheon for performing the Manufacturing Services according to the Prices specified in Schedules B and C. These prices may be subject to adjustment under other parts of this Agreement. Client will also pay Patheon for any Bill Back Items.
3.2 Active Materials.
          Client will at its sole cost and expense, deliver the Active Materials to Patheon (in accordance with Section 2.1(f)) sufficient for Patheon to manufacture the desired quantities of Product and to ship Product on the Delivery Date. The Active Materials will be held by Patheon on behalf of Client as set forth in this Agreement. Title to the Active Materials will at all times remain the property of Client.

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Patheon shall store and handle the Active Materials in accordance with Specifications provided by the Client. Patheon will store the Active Materials in accordance with cGMPs and industry standards in a manner reasonably sufficient to prevent cross-contamination with Patheon’s other assets and marked with the name of the manufacturer and a unique identification number. Within [***] of opening the packaged Active Materials, Patheon shall notify Client in writing of any physical damage, quantity discrepancies, or other defects of which Patheon becomes aware relating to the Active Materials, and Patheon shall comply with Client’s instructions regarding the disposition of any such defective Active Materials. Any Active Materials received by Patheon will only be used by Patheon to perform the Manufacturing Services.
ARTICLE 4
CONVERSION FEES AND COMPONENT COSTS
4.1 First Year Pricing.
          The tiered Price and annual stability Price for the Products for the first Year are listed in Schedules B and C and are subject to the adjustments set forth in Sections 4.2 and 4.3.
4.2 Price Adjustments — Subsequent Years’ Pricing.
          After the first Year of the Agreement, Patheon may adjust the Price effective January 1st of each Year as follows:
(a)	Manufacturing Costs. Patheon may adjust the Price for inflation, based upon the preliminary number for any increase in the Producer Price Index pcu325412325412 for Pharmaceutical Preparation Manufacturing (“PPI”) published by the United States Department of Labor, Bureau of Labor Statistics in August of the preceding Year compared to the final number for the same month of the Year prior to that, unless the parties otherwise agree in writing. Notwithstanding the foregoing, Patheon’s right to adjust the Price pursuant to this Section 4.2(a) shall apply only to labor and overhead expenses incorporated into the Price, and no other elements of the Price (including without limitation the cost of Components, which are addressed exclusively in Section 4.2(b)) may be adjusted pursuant to this Section 4.2(a). On or about [***] of each Year, Patheon will give Client a statement setting forth the calculation for the inflation adjustment to be applied in calculating the Price for the next Year.

(b)	Component Costs. If Patheon incurs an increase in Component costs during the Year, it may increase the Price for the next Year to pass through the additional Component costs.On or about [***] of each Year, Patheon will give Client information about the increase in Component costs which will be applied to the calculation of the Price for the next Year to reasonably demonstrate that the Price increase is justified. Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers.

(c)	Pricing Basis. Client acknowledges that the Price in any Year is quoted based upon the Minimum Run Quantity and the price tiers specified in Schedule B. The Price is subject

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to change if the specified Minimum Run Quantity changes or if the minimum Annual Volume in the lowest tier is not ordered in a Year. For greater certainty, if Patheon and Client agree that the Minimum Run Quantity will be reduced or the minimum Annual Volume in the lowest tier will not be ordered in a Year whether as a result of a decrease in estimated annual volume or otherwise and, as a result of the reduction, Patheon demonstrates to Client that its costs to perform the Manufacturing Services or to acquire the Materials for the Product will increase on a per unit basis (including the amount of the increase), then Patheon may increase the Price by an amount sufficient to absorb the documented increased costs. On or about [***] of each Year, Patheon will give Client a statement setting forth the information to be applied in calculating those cost increases for the next Year. But Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers, if, after good faith efforts, Patheon is unable to obtain permission from suppliers to provide supporting documents to Client where Client is willing to be bound by the same obligations as Patheon with respect to confidentiality. The provisions of this Section 4.2(c) constitute the sole and exclusive remedy of Patheon, and the sole and exclusive liability of Client, with respect to any failure to meet the Annual Volume.

(d)	Process Improvement Efforts. Patheon continually works to improve its processes to eliminate waste, improve cost efficiencies, deliver product as promised and adhere to strict quality standards. Patheon believes in the continuous improvement of its performance, which led Patheon to create the Patheon Advantage program. Patheon Advantage incorporates Lean6Sigma to identify opportunities and implement changes to maximize the efficiency of Patheon’s processes. If any such improvement efforts result in quantifiable reductions in costs in providing the Services contemplated under this Agreement Patheon shall promptly notify Client of such reductions, and the Price hereunder shall be reduced by [***]% of the cost reduction from and after the date of such notice.
             For all Price adjustments under this Section 4.2, Patheon will deliver to Client on or about [***] of each Year a revised Schedule B to be effective for the next Year. No Price increases will be made hereunder until [***].
4.3 Price Adjustments — Current Year Pricing.
             During any Year of this Agreement, the Prices set out in Schedule B will be adjusted as follows:
Extraordinary Increases in Component Costs. If, at any time, market conditions result in Patheon’s cost of Components being materially greater than normal forecasted increases, then Patheon will be entitled to an adjustment to the Price for any affected Product to compensate it for the increased Component costs. Changes materially greater than normal forecasted increases will have occurred if: (i) the cost of a Component increases by [***]% of the cost for that Component upon which the most recent fee quote was based; or (ii) the aggregate cost for all Components required to manufacture a Product increases by [***]% of the total Component costs for the Product upon which the most recent fee quote was based. If Component costs have been previously adjusted to reflect an increase in the cost of one or more Components, the

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adjustments set out in (i) and (ii) above will operate based on the last cost adjustment for the Components.

For a Price adjustment under this Section 4.3, Patheon will deliver to Client a revised Schedule B and budgetary pricing information, adjusted Component costs or other documents reasonably sufficient to demonstrate that a Price adjustment is justified. Patheon will have no obligation to deliver any supporting documents that are subject to obligations of confidentiality between Patheon and its suppliers, if, after good faith efforts, Patheon is unable to obtain permission from suppliers to provide supporting documents to Client where Client is willing to be bound by the same obligations as Patheon with respect to confidentiality. The revised Price will be effective for any Product delivered on or after the first day of the month following Client’s receipt of the revised Schedule B.
4.4 Adjustments Due to Technical Changes.
          Amendments to the Specifications or the Quality Agreement requested by Client will only be implemented following a technical and cost review by Patheon and are subject to Client and Patheon reaching agreement on Price changes required because of the amendment. Amendments to the Specifications, the Quality Agreement, or the Manufacturing Site requested by Patheon will only be implemented following the written approval of Client, the approval not to be unreasonably withheld. If Client accepts a proposed Price change, the proposed change in the Specifications will be implemented, and the Price change will become effective, only for those orders of Products that are manufactured under the revised Specifications. In addition, Client agrees to purchase, at Patheon’s cost (including all costs incurred by Patheon for the purchase and handling of the Inventory), all Inventory used under the “old” Specifications and purchased or maintained by Patheon in order to fill Firm Orders or under Section 5.2, if the Inventory can no longer be used under the revised Specifications. Open purchase orders for Components no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders or under Section 5.2 will be cancelled where possible, and if the orders may not be cancelled without penalty, will be assigned to and satisfied by Client.
4.5 Multi-Country Packaging Requirements.
          If Client decides to have Patheon perform Manufacturing Services for the Product for countries outside the Territory, then Client will inform Patheon of the packaging requirements for each new country and Patheon will prepare a quotation for consideration by Client of any additional Component costs and the change over fees for the Product destined for each new country. The agreed additional packaging requirements and related packaging costs and change over fees will be set out in a written amendment to this Agreement.

ARTICLE 5
ORDERS, SHIPMENT, INVOICING, PAYMENT
5.1 Orders and Forecasts.
(a)	Validation and Initial Launch Batches. To support Client’s commercial launch requirements, Patheon will complete, release and deliver Product in accordance with Firm Orders submitted by Client prior to the Effective Date (collectively referred to as the “First Firm Order”), which First Firm Order includes the three validation batches of Product produced for Client by Patheon in [***].

(b)	Rolling [***] Month Forecast. Prior to the date of this Agreement, Client has given Patheon a non-binding [***] month forecast of the volume of Product that Client expects to order on a monthly basis in the first [***] months of commercial manufacture of the Product. This forecast will be updated by Client on or before the 10th day of each month on a rolling forward basis. Client will update the forecast forthwith if it determines that the volumes estimated in the most recent forecast have changed by more than [***]%. The most recent [***] month forecast will prevail.

(c)	Cancellation of First Firm Order. Except with respect to the validation batches of Product produced for Client in [***], Client may cancel any Batches from the First Firm Order at no cost if notice of cancellation is received by Patheon [***] days or more before the scheduled Delivery Date under the First Firm Order. Except with respect to the validation batches of Product produced for Client in [***], Client may cancel any Batches from the First Firm Order if notice of cancellation is received by Patheon more than [***] days but fewer than [***] days before the scheduled Delivery Date under the First Firm Order, but Client will pay Patheon $[***] for each cancelled batch. The parties agree that this payment will be considered liquidated damages for Patheon’s loss of manufacturing capacity due to the Client’s cancellation of manufacturing and will not be considered a penalty. If the First Firm Order is changed or adjusted as described above then the initial rolling [***] month forecast will also be adjusted as necessary.

(d)	Firm Orders Thereafter. On a rolling basis during the term of this Agreement, on or before the 10th day of each month, Client will issue an updated [***] month forecast. The first [***] months of that updated forecast after the current month will be binding and will be confirmed by a firm written order in the form of a purchase order or otherwise (“Firm Order”) by Client to purchase and, when accepted by Patheon, for Patheon to manufacture and deliver the agreed quantity of the Products on the date(s) set forth in the Firm Order (the “Delivery Date”). Firm Orders will be submitted to Patheon at least [***] days prior to the Delivery Date and will specify Client’s Manufacturing Services purchase order number, quantities by Product type, the Delivery Date and schedule, and any other elements necessary to ensure the timely manufacture and shipment of the Products. The quantities of Products ordered in a Firm Order will be firm and binding on Client and may not be reduced by Client. But Client may adjust the Delivery Date by no more than [***] months not more than [***] times per Year with written notice provided at least [***] days prior to the scheduled Delivery Date.

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(e)	[***] Year Forecast. On or before the 10th day of June of each Year, Client will give Patheon a written non-binding [***]-year forecast, broken down by quarters for the [***] and [***] years of the forecast, of the volume of each Product Client then anticipates will be required to be manufactured and delivered to Client during the [***]-year period.

(f)	Acceptance of Firm Order. Patheon will acknowledge its receipt of the Firm Order and the Delivery Date for the Product ordered by sending a confirmation notice to Client within ten Business Days of its receipt of the Firm Order. The Delivery Date may be amended by agreement of the Parties or as set forth in Sections 2.1(f) or 5.1(d). Patheon will accept all Firm Orders submitted by Client up to [***]% of the quantities specified in the most recent forecast submitted by Client with respect to the applicable period.
5.2 Reliance by Patheon.
     (a) Client understands and acknowledges that Patheon will rely on the Firm Orders and rolling forecasts submitted under Sections 5.1(a), (b), and (c) in ordering the Components required to meet the Firm Orders. In addition, Client understands that to ensure an orderly supply of the Components, Patheon may want to purchase the Components in sufficient volumes to meet the production requirements for Products during part or all of the forecasted periods referred to in Section 5.1(a) or to meet the production requirements of any longer period agreed to by Patheon and Client. Accordingly, Client authorizes Patheon to purchase Components (excluding those Components to be provided by Client as set forth herein) to satisfy the Manufacturing Services requirements for Products for the first [***] months contemplated in the most recent forecast given by Client under Section 5.1(a). Patheon may make other purchases of Components to meet Manufacturing Services requirements for longer periods if agreed to in writing by the parties. The Client will give Patheon written authorization to order Components for any launch quantities of Product requested by Client which will be considered as part of the Firm Order when accepted by Patheon. If Components ordered by Patheon under Firm Orders or this Section 5.2 are not included in finished Products manufactured for Client within [***] months after the forecasted month for which the purchases have been made (or for a longer period as the parties may agree) or if the Components have expired during the period, then Client will pay to Patheon its costs therefor (including all costs incurred by Patheon for the purchase and handling of the Components). But if these Components are used in Products subsequently manufactured for Client or in third party products manufactured by Patheon, Client will receive credit for any costs of those Components previously paid to Patheon by Client.
     (b) If Client fails to take possession or arrange for the destruction of Components within [***] months of purchase or, in the case of finished Product, within [***] months of manufacture, Client will pay Patheon $[***] per pallet, per month thereafter for storing the Components or finished Product. Storage fees for Components or Product which contain controlled substances or require refrigeration will be charged at $[***] per pallet per month. Storage fees are subject to a one pallet minimum charge per month. Patheon may ship finished Product held by it longer than [***] months to the Client at Client’s expense on [***] days written notice to the Client.

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5.3 Minimum Orders.
          Client may only order Manufacturing Services for batches of Products in multiples of the Minimum Run Quantities as set out in Schedule B.
5.4 Shipments.
          Shipments of Products will be made EXW (INCOTERMS 2000) Patheon’s shipping point unless otherwise mutually agreed. Risk of loss or of damage to Products will remain with Patheon until Patheon loads the Products onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to Client. Patheon will, in accordance with Client’s instructions and as agent for Client, (i) arrange for shipping to be paid by Client and (ii) at Client’s risk and expense, obtain any export licence or other official authorization necessary to export the Products. Client will arrange for insurance and will select the freight carrier used by Patheon to ship Products and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement. Products will be transported in accordance with the Specifications.
5.5 On Time Delivery.
(a)	Without limiting Client’s rights under this Section 5.5, Patheon and the Client understand that there may be uncertainties and necessary adjustments in production schedules during the Initial Manufacturing Period. The parties agree that they will work together closely to expedite deliveries and manage the scheduling of the initial Product launch.

(b)	If, after the delivery and release of the Validation and Initial Launch Batches and the Initial Manufacturing Period, Patheon is unable to deliver the quantity of Product ordered under a Firm Order on the Delivery Date due to an act or omission by Patheon (a “Late Delivery”), Client will receive a credit from Patheon for the Late Delivery that will be applied against the purchase price under the next Firm Order. The credit will be [***]% of the Price of the quantities of Product not delivered by Patheon under the Firm Order on the Delivery Date (i.e., Client Credit = [Quantity Ordered in the Firm Order — Actual Delivery Quantities of Product] * Price * [***] %). Patheon agrees that it will use all reasonable commercial efforts to meet delivery deadlines.

(c)	A Late Delivery will not be considered a material breach of this Agreement by Patheon for the purposes of Section 8.2. If Patheon has [***] or more Late Deliveries in any calendar quarter, the parties will meet as necessary to amicably resolve the reasons for the Late Deliveries. If the parties are unable to resolve the matter within [***] days after the end of the applicable calendar quarter or if the Late Deliveries continue in the next calendar quarter, Client may exercise its right to terminate this Agreement for cause pursuant to Section 8.2(a), without a further opportunity to cure.

(d)	For clarity, a Late Delivery will not include any delay in shipment of Product caused by events outside of Patheon’s reasonable control, such as a Force Majeure Event, a delay in delivery of API or Materials by Client, a delay in Product release approval from Client, inaccurate Client forecasts, receipt of non-conforming API or Components supplied by Client, or any market driven delays in deliveries from Client’s approved vendors.

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5.6 Invoices and Payment.
          Invoices will be sent by fax or email to the fax number or email address given by Client to Patheon in writing. Invoices will be sent when the Product is manufactured and released by Patheon to the Client. Patheon will also submit to Client, with each shipment of Products, a duplicate copy of the invoice covering the shipment. Patheon will also give Client an invoice covering any Inventory or Components not included in finished Products which are to be purchased by Client under Section 5.2 of this Agreement. Each invoice will, to the extent applicable, identify Client’s Manufacturing Services purchase order number, Product numbers, names and quantities, unit price, freight charges, and the total amount to be paid by Client. Client will pay all invoices within 30 days of the date thereof. Interest on past due accounts will accrue at [***]% per month which is equal to an annual rate of [***]%. The Late Delivery credits set forth in this Section 5 are only available to Client if all outstanding undisputed invoices have been paid in full or are within [***] days outstanding from the invoice date when the Late Delivery arose.
ARTICLE 6
PRODUCT CLAIMS AND RECALLS
6.1 Product Claims.
     (a) Product Claims. Client has the right to reject any portion of any shipment of Products that deviates from the Specifications, cGMPs, or Applicable Laws, or is otherwise not compliant with FDA requirements, without invalidating any remainder of the shipment. Client will inspect the Products manufactured by Patheon upon receipt and will give Patheon written notice (a “Deficiency Notice”) of all claims for Products that deviate from the Specifications, cGMPs, or Applicable Laws within [***] days after Client’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within [***] days after discovery by Client, but not after the expiration date of the Product). Should Client fail to give Patheon the Deficiency Notice within the applicable [***] day period, then the delivery will be deemed to have been accepted by Client on the [***] day after delivery or discovery, as applicable. Except as set out in Section 6.3, Patheon will have no liability for any deviations for which it has not received notice within the applicable [***] day period.
     (b) Determination of Deficiency. Upon receipt of a Deficiency Notice, Patheon will have ten days to advise Client by notice in writing that it disagrees with the contents of the Deficiency Notice. If Client and Patheon fail to agree within ten days after Patheon’s notice to Client as to whether any Products identified in the Deficiency Notice deviate from the Specifications, cGMPs, or Applicable Laws, then the parties will mutually select an independent laboratory to evaluate if the Products deviate from the Specifications, cGMPs, or Applicable Laws. This evaluation will be binding on the parties. If the evaluation certifies that any Products deviate from the Specifications, cGMPs, or Applicable Laws, Client may reject those Products in the manner contemplated in this Section 6.1 and Patheon will be responsible for the cost of the evaluation. If the evaluation does not so certify for any of the Products, then Client will be deemed to have accepted delivery of the Products on the [***] day after delivery (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, on the [***] day after discovery thereof by Client, but not after the expiration date of the Product) and Client will be responsible for the cost of the evaluation.

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     (c) Shortages. Claims for shortages in the amount of Products shipped by Patheon will be dealt with by reasonable agreement of the parties.
6.2 Product Recalls and Returns.
     (a) Records and Notice. Patheon and Client will each maintain records necessary to permit a Recall of any Products delivered to Client or customers of Client. Each party will promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Products or which might result in the Recall or seizure of the Products. Upon receiving this notice or upon this discovery, each party will stop making any further shipments of any Products in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Client. “Recall” will mean any action (i) by Client to recover title to or possession of quantities of the Products sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Products from the market); or (ii) by any regulatory authorities to detain or destroy any of the Products. Recall will also include any action by either Party to refrain from selling or shipping quantities of the Products to third parties which would have been subject to a Recall if sold or shipped.
     (b) Recalls. If (i) any governmental or regulatory authority issues a directive, order or, following the issuance of a safety warning or alert about a Product, a written request that any Product be Recalled, (ii) a court of competent jurisdiction orders a Recall, or (iii) Client determines that any Product should be Recalled or that a “Dear Doctor” letter is required relating the restrictions on the use of any Product, Patheon will co-operate as reasonably required by Client, having regard to all applicable laws and regulations.
     (c) Product Returns. Client will have the responsibility for handling customer returns of the Products. Patheon will give Client any assistance that Client may reasonably require to handle the returns.
6.3 Patheon’s Responsibility for Defective and Recalled Products.
     (a) Defective Product. If Client rejects Products under Section 6.1 and the deviation is determined to have arisen from Patheon’s failure to provide the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, Patheon will credit Client’s account for Patheon’s invoice price for the defective Products. If Client previously paid for the defective Products, Patheon will promptly, at Client’s election, either: (i) refund the invoice price for the defective Products; (ii) offset the amount paid against other amounts due to Patheon hereunder; or (iii) replace the Products with conforming Products without Client being liable for payment therefor under Section 3.1, contingent upon the receipt from Client of all Active Materials required for the manufacture of the replacement Products. For greater certainty, Patheon’s responsibility for any loss of Active Materials in defective Product will be captured and calculated in the Active Materials Yield under Section 2.2, it being understood that in no event shall the foregoing be construed to limit Patheon’s obligation to refund or offset the invoice price, if requested by Client.
     (b) Recalled Product. If a Recall or return results from, or arises out of, a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, Patheon will be responsible for the documented out-of-pocket expenses of the Recall or return and will promptly, at Client’s election, either: (i) refund the invoice price for the Recalled or returned Products; (ii) offset the amount paid against other amounts due to Patheon hereunder; or (iii) replace the Recalled or returned Products with new Products, contingent upon the receipt from Client of all Active Materials required for the manufacture of the replacement Products. For greater certainty, Patheon’s responsibility for any loss of Active Materials in Recalled Product will be captured and calculated in the Active Materials Yield under Section 2.2. In all other circumstances, Recalls, returns, or other corrective actions will be made at Client’s cost and expense.
     (c) Except as set forth in Sections 6.3(a) and (b) above and in Section 10.3 below, Patheon will not be liable to Client nor have any responsibility to Client for any deficiencies in, or other liabilities associated with, any Product manufactured by it, (collectively, “Product Claims”). For greater certainty, Patheon will have no obligation for any Product Claims to the extent the Product Claim (i) is caused by deficiencies in the Specifications, the safety, efficacy, or marketability of the Products or any distribution thereof, (ii) results from a defect in a Component that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iii) results from a defect in the Active Materials or Components supplied by Client that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iv) is caused by actions of third parties occurring after the Product is shipped by Patheon under Section 5.4, (v) is due to packaging design or labelling defects or omissions for which Patheon has no responsibility, (vi) is due to any unascertainable reason despite Patheon having performed the Manufacturing Services in accordance with the Specifications, cGMP’s, and Applicable Laws, or (vii) is due to any other breach by Client of its obligations under this Agreement.
6.4 Disposition of Defective or Recalled Products.
          Client will not dispose of any damaged, defective, returned, or Recalled Products for which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so. Alternatively, Patheon may instruct Client to return the Products to Patheon. Patheon will bear the cost of disposition for any damaged, defective, returned or Recalled Products for which it bears responsibility under Section 6.3. In all other circumstances, Client will bear the cost of disposition, including all applicable fees for Manufacturing Services, for any damaged, defective, returned, or Recalled Products.
6.5 Healthcare Provider or Patient Questions and Complaints.
          Client will have the sole responsibility for responding to questions and complaints from its customers. Questions or complaints received by Patheon from Client’s customers, healthcare providers or patients will be promptly referred to Client. If the question or complaint received by Patheon relates to an adverse drug experience (as defined in 21 C.F.R. §314.80(a)), Patheon shall notify Client immediately within one Business Day. Patheon will co-operate as reasonably required to allow Client to determine the cause of and resolve any questions and complaints. This assistance will include follow-up investigations, including testing. In addition, Patheon will give Client all mutually agreed upon information that will enable Client to respond properly to questions or complaints about the Products as set forth in the Quality Agreement. Unless it is determined that the cause of the complaint resulted from a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, Applicable Laws, and the terms and conditions of this Agreement, all costs incurred under this Section 6.5 will be borne by Client.
6.6 Sole Remedy.
          Except for the indemnity set forth in Section 10.3 and subject to the limitations set forth in Sections 10.1 and 10.2, the remedies described in this Article 6 will be Client’s sole remedy for any failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws.

ARTICLE 7
CO-OPERATION
7.1 Quarterly Review.
          Each party will forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers will meet not less than quarterly, either in person or (at the option of Client) by video or conference call, to review the current status of the business relationship and manage any issues that have arisen.
7.2 Governmental Agencies.
          Subject to Sections 7.6 and 7.8, each party may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting regulatory approval for the Products, regarding the Products if, in the opinion of that party’s counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation. Subject to Sections 7.6 and 7.8, Patheon will use commercially reasonable efforts to notify and consult with Client before Patheon communicates with any such governmental agency, unless legally prohibited from doing so. Unless, in the reasonable opinion of its counsel, there is a legal prohibition against doing so, a party will permit the other party to accompany and take part in any meetings or communications with the agency with respect to Product, and to receive copies of all communications from the agency.
7.3 Records and Accounting by Patheon.
          Patheon will keep records of the manufacture, testing, and shipping of the Products, and retain samples of the Products as are necessary to comply with Applicable Laws or for longer periods as agreed upon by the Parties, as well as to assist with resolving Product complaints and other similar investigations. Copies of the records and samples will be retained for a period of one year following the date of Product expiry, or longer if required by Applicable Laws or otherwise agreed upon by the Parties, at which time Client will be contacted concerning the delivery and destruction of the documents and/or samples of Products. Client is responsible for retaining samples of the Products necessary to comply with the legal/regulatory requirements applicable to Client.
          Patheon will provide Client with relevant documentation relating to registration and validation batches, and any other information related thereto as may be reasonably requested by Client.
7.4 Inspection.
          Client may inspect Patheon reports and records relating to this Agreement during normal business hours and with reasonable advance notice, but a Patheon representative must be present during the inspection.
7.5 Access.
          Patheon will give Client reasonable access at mutually agreeable times to the areas of the Manufacturing Site in which the Products are manufactured, stored, handled, or shipped to permit Client to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs, Applicable Laws and the terms and conditions of this Agreement. But, with the exception of “for-cause” audits, Client will be limited each Year to one cGMP-type audit, lasting no more than two days, and involving no more than two auditors. Client may request additional cGMP-type audits, additional audit days, or the participation of additional auditors subject to payment to Patheon of a fee of $[***] for each additional audit day and $[***] per audit day for each additional auditor. The right of access set forth in this Section 7.5 will not include a right to access or inspect Patheon’s financial records.
7.6	Notification of Regulatory Inspections, Product Seizures, and Other Governmental Actions or Requests.
          Patheon will notify Client as soon as practically possible, but no later than [***] after receiving any notice of, or the commencement of, any governmental agency inspection specifically relating to the Product, any seizure of the Product, or any other governmental action or communication specifically relating to the Product or that could affect Patheon’s ability to provide Manufacturing Services under this Agreement or Client’s ability to market, distribute or sell the Product, including but not limited to the receipt of any Establishment Inspection Report (EIR), Form FDA 483, correspondence relating to follow-up action to an inspection or warning letter or any other significant regulatory action or communication that could affect the regulatory status of the Products. Patheon will provide to the Client a complete copy of all relevant written materials regarding any governmental agency notice, action, or communication specifically relating to the Product or that could affect Patheon’s ability to perform the Manufacturing Services under this Agreement or Client’s ability to market, distribute or sell the Product. Some information may be redacted in cases in which Patheon is required by obligations of confidentiality to third parties to delete other company or product names or processes. The Client has the right to advise Patheon and to participate in any Patheon response to a regulatory communication insofar as it specifically relates to the Product. The Client’s prior consent is required before Patheon responds to any regulatory communication that is specifically related to the Product or that may impact Patheon’s ability to perform the Manufacturing Services under this Agreement.
7.7 Reports.
          Patheon will supply on an annual basis all Product data in its control, including release test results, complaint test results, and all investigations (in manufacturing, testing, and storage), that Client reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report that Client is required to file with the FDA. At the Client’s request, Patheon will provide a copy of the Annual Product Review Report to the Client at no additional cost. Any additional report requested by Client beyond the scope of cGMPs and customary FDA requirements will be subject to an additional fee to be agreed upon between Patheon and the Client.
7.8 FDA Filings.
     (a) Regulatory Authority. Client will have the sole responsibility for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture of the Products. Patheon will assist Client, to the extent consistent with Patheon’s obligations under this Agreement or as may reasonably be required, to obtain and maintain Regulatory Authority approval for the commercial manufacture of all Products as quickly as reasonably possible.
     (b) Verification of Data. At least [***] days prior to filing any documents with any Regulatory Authority that incorporate data generated by Patheon, Client will give Patheon a copy of the documents incorporating this data to give Patheon the opportunity to verify the accuracy and regulatory validity of those documents as they relate to Patheon generated data.

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     (c) Verification of CMC. At least [***] days prior to filing with any Regulatory Authority any documentation which is or is equivalent to the FDA’s Chemistry and Manufacturing Controls (“CMC”) related to any Marketing Authorization, such as a New Drug Application or Abbreviated New Drug Application, Client will give Patheon a copy of the CMC as well as all supporting documents which have been relied upon to prepare the CMC. This disclosure will permit Patheon to verify that the CMC accurately describes the work that Patheon has performed and the manufacturing processes that Patheon will perform under this Agreement. Client will give Patheon copies of all FDA filings at the time of submission which contain CMC information regarding the Product.
     (d) Deficiencies. If, in Patheon’s sole discretion, acting reasonably, Patheon determines that any of the information given by Client under clauses (b) and (c) above is inaccurate or deficient in any manner whatsoever (the “Deficiencies”), Patheon will notify Client in writing of the Deficiencies within [***] Business Days of Patheon becoming aware of the Deficiencies. The parties will work together to have the Deficiencies resolved prior to any pre-approval inspection.
     (e) Client Responsibility. For clarity, the parties agree that in reviewing the documents referred to in clause (b) above, Patheon’s role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by Patheon. Subject to the foregoing, Patheon will not assume any responsibility for the accuracy of any application for receipt of an approval by a regulatory authority. The Client is solely responsibility for the preparation and filing of the application for approval by the regulatory authorities and any relevant costs will be borne by the Client.
     (f) Inspection by Regulatory Authorities. If Client does not give Patheon the documents requested under clause (b) above within the time specified and if Patheon reasonably believes that Patheon’s standing with a regulatory authority may be jeopardized, Patheon may, in its sole discretion, delay or postpone any inspection by the regulatory authority until Patheon has reviewed the requested documents and is satisfied with their contents.
ARTICLE 8
TERM AND TERMINATION
8.1 Initial Term.
          This Agreement will become effective as of the Effective Date and will continue until December 31, 2016 (the “Initial Term”), unless terminated earlier by one of the parties in accordance herewith. This Agreement will automatically continue after the Initial Term for successive terms of two years each unless either party gives written notice to the other party of its intention to terminate this Agreement at least 18 months prior to the end of the then current term.
8.2 Termination for Cause.
          (a) Either party at its sole option may terminate this Agreement upon written notice where the other party has failed to remedy a material breach of any of its representations, warranties, or other

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obligations under this Agreement within 60 days following receipt of a written notice (the “Remediation Period”) of the breach that expressly states that it is a notice under this Section 8.2(a) (a “Breach Notice”). The aggrieved party’s right to terminate this Agreement under this Section 8.2(a) may only be exercised for a period of 60 days following the expiry of the Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party will be deemed to have waived the breach of the representation, warranty, or obligation described in the Breach Notice.
     (b) Either party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other party if: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party; or (iii) this Agreement is assigned by the other party for the benefit of creditors.
     (c) Client may terminate this Agreement as to any Product upon 30 days’ prior written notice if any Authority takes any action, or raises any objection, that prevents Client from importing, exporting, purchasing, or selling the Product. But if this occurs, Client will still fulfill all of its obligations under Section 8.4 below.
     (d) If Patheon terminates this Agreement under this Section 8.2, Patheon will give Client reasonably sufficient time to contract with a third party manufacturer and to obtain approval from the relevant regulatory agency for the third party manufacturer to manufacture the Product.
8.3 Product Discontinuation.
          Client will give at least [***] months’ advance notice if it intends to no longer order Manufacturing Services for a Product due to this Product’s discontinuance in the market.
8.4 Obligations on Termination.
          If this Agreement is completed, expires, or is terminated in whole or in part for any reason, then:
(a)	Client will take delivery of and pay for all undelivered Products that are manufactured and/or packaged under a Firm Order and comply with their Specifications, at the price in effect at the time the Firm Order was placed;

(b)	Client will purchase, at Patheon’s cost (including all costs incurred by Patheon for the purchase and handling of the Inventory), the Inventory applicable to the Products which was purchased, produced or maintained by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2 prior to notice of termination being given, provided that such Inventory complies with and is maintained in accordance with its Specifications;

(c)	Client will satisfy the purchase price payable under Patheon’s orders with suppliers of Components, if the orders were made by Patheon in reliance on Firm Orders or in

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accordance with Section 5.2, and the Components comply with and are maintained in accordance with their specifications;

(d)	Patheon will return to Client or Client’s designee, as noted by Client in writing, all unused Active Materials (with shipping and related expenses, if any, to be borne by Client); and

(e)	Client acknowledges that no competitor of Patheon will be permitted access to the Manufacturing Site.

(f)	Client will make commercially reasonable efforts, at its own expense, to remove from Patheon site(s), within [***] Business Days, all of Client’s Components, Inventory and Materials (whether current or obsolete), supplies, undelivered Product, chattels, equipment or other moveable property owned by Client, related to the Agreement and located at a Patheon site or that is otherwise under Patheon’s care and control (“Client Property”). If Client fails to remove the Client Property within [***] Business Days following the completion, termination, or expiration of the Agreement Client will pay Patheon $[***] per pallet, per month, one pallet minimum ($[***] per pallet, per month, one pallet minimum, for any of the Client Property that contains controlled substances or requires refrigeration) thereafter for storing the Client Property and will assume any third party storage charges invoiced to Patheon regarding the Client Property. Patheon will invoice Client for the storage charges as set forth in Section 5.6 of this Agreement.
Any termination or expiration of this Agreement will not affect any outstanding obligations or payments due hereunder prior to the termination or expiration, nor will it prejudice any other remedies that the parties may have under this Agreement. For greater certainty, termination of this Agreement for any reason will not affect the obligations and responsibilities of the parties under Articles 10 and 11 and Sections 5.4, 5.6, 8.4, 13.1, 13.2, 13.3, and 13.15, all of which survive any termination.
ARTICLE 9
REPRESENTATIONS, WARRANTIES AND COVENANTS
9.1 Authority.
          Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.
9.2 Client Warranties.
          Client covenants, represents, and warrants that:
     (a) Non-Infringement.
(i)	Client may lawfully disclose the Specifications to Patheon;

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(ii)	any Client Intellectual Property, (excluding Client Intellectual Property arising under Section 13.1(b)) used by Patheon in performing the Manufacturing Services according to the Specifications (A) is Client’s or its Affiliate’s or licensors’ property, and (B) may be lawfully used as directed by Client;, and (C) does not infringe and will not infringe any Third party Rights.

(iii)	the Client Intellectual Property is sufficient to enable the performance of the Manufacturing Services by Patheon for any Product under this Agreement or the use or other disposition of any Product by Patheon as may be required to perform its obligations under this Agreement and does not infringe and will not infringe any Third Party Rights;

(iv)	To the knowledge of Client there are no actions or other legal proceedings, concerning the infringement of Third Party Rights related to any of the Specifications, or any of the Active Materials and the Components, or the sale, use, or other disposition of any Product made in accordance with the Specifications;
(b)	Quality and Compliance.
(i)	the Specifications for all Products conform to all applicable cGMPs and Applicable Laws;

(ii)	the Products, if labelled and manufactured in accordance with the Specifications and in compliance with applicable cGMPs and Applicable Laws (i) may be lawfully sold and distributed in every jurisdiction in which Client markets the Products, and (ii) will be fit for the purpose intended;

(iii)	on the date of shipment, the API will conform to the specifications for the API that Client has given to Patheon and that the API will be adequately contained, packaged, and labelled and will conform to the affirmations of fact on the container.
9.3 Patheon Warranties.
Patheon covenants, represents, and warrants that:

(a)	it will perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws;

(b)	any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate’s unencumbered property, and (ii) may be lawfully used by Patheon; and

(c)	subject to the warranties of Client in Section 9.2, the performance by Patheon of the Manufacturing Services does not infringe and will not infringe any Third Party Rights.

9.4 Debarred Persons.
          Patheon covenants that it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b). Patheon represents that it does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been debarred or who has engaged in any acts that may result in debarment under the Federal Food, Drug, and Cosmetic Act (United States).
9.5 Permits.
          Client will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals.
          Patheon will maintain at all relevant times all governmental permits, licenses, approval, and authorities required to enable it to lawfully and properly perform the Manufacturing Services.
9.6 No Warranty.
          PATHEON MAKES NO WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. PATHEON MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY FOR THE PRODUCTS.
ARTICLE 10
REMEDIES AND INDEMNITIES
10.1 Consequential Damages.
          Under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, breach of statutory duty, or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business, or goodwill or (ii) for any other liability, damage, costs, or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages, except with respect to a party’s breach of the Confidentiality Agreement or misappropriation or infringement of the other party’s Intellectual Property, or claims for which a party is entitled to indemnity pursuant to this Agreement.
10.2 Limitation of Liability.
     (a) Active Materials. Except as expressly set forth in Section 2.2, under no circumstances will Patheon be financially responsible to Client for any loss or damage to the Active Materials. Patheon’s maximum financial responsibility to Client for any loss or damage to the Active Materials will not exceed the Maximum Credit Value set forth in Schedule D.
     (b) Maximum Liability. Patheon’s maximum liability to Client under this Agreement for any reason whatsoever, including, without limitation, any liability arising under Article 6 or resulting from any and all breaches of its representations, warranties, or any other obligations under this Agreement (but excluding Patheon’s indemnity obligations under Section 10.3 or claims based on a breach of the

Confidentiality Agreement or misappropriation or infringement of the Client’s Intellectual Property) will not exceed the greater of $[***] or [***]% of revenues up to a maximum amount of $[***] in the aggregate.
10.3 Patheon.
          Patheon agrees to defend, indemnify, and hold Client, its officers, employees, and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to any claim of personal injury or property damage to the extent that the injury or damage is the result of a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of Client, its officers, employees, agents, or Affiliates.
          If a claim occurs, Client will: (a) promptly notify Patheon of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with Patheon in the defense of the claim; and (d) permit Patheon to control the defense and settlement of the claim, all at Patheon’s cost and expense.
10.4 Client.
          Client agrees to defend, indemnify, and hold Patheon, its officers, employees, and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to any claim of infringement or alleged infringement of any Third Party Rights in the Products, or any portion thereof, or any claim of personal injury or property damage to the extent that the injury or damage is the result of a breach of this Agreement by Client, including, without limitation, any representation or warranty contained herein, except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of Patheon, its officers, employees, or agents.
          If a claim occurs, Patheon will: (a) promptly notify Client of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with Client in the defense of the claim; and (d) permit Client to control the defense and settlement of the claim, all at Client’s cost and expense.
10.5 Reasonable Allocation of Risk.
          This Agreement (including, without limitation, this Article 10) is reasonable and creates a reasonable allocation of risk for the relative profits the parties each expect to derive from the Products. Patheon assumes only a limited degree of risk arising from the manufacture, distribution, and use of the Products because Client has developed and holds the marketing approval for the Products, Client requires Patheon to manufacture and label the Products strictly in accordance with the Specifications, and Client, not Patheon, is best positioned to inform and advise potential users about the circumstances and manner of use of the Products.

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ARTICLE 11
CONFIDENTIALITY
11.1 Confidentiality.
          The Confidentiality Agreement will apply to all confidential information disclosed by the parties under this Agreement. If the Confidentiality Agreement expires or is terminated prior to the expiration or termination of this Agreement, the terms of the Confidentiality Agreement will continue to govern the parties’ obligations of confidentiality for any confidential or proprietary information disclosed by the parties hereunder, for the term of this Agreement, as though the Confidentiality Agreement remained in full force and effect.
ARTICLE 12
DISPUTE RESOLUTION
12.1 Commercial Disputes.
          If any dispute arises out of this Agreement (other than a dispute under Section 6.1(b) or a Technical Dispute, as defined herein), the parties will first try to resolve it amicably. In that regard, any party may send a notice of dispute to the other, and each party will appoint, within ten Business Days from receipt of the notice of dispute, a single representative having full power and authority to solve the dispute. The representatives will meet as necessary in order to resolve the dispute. If the representatives fail to resolve the matter within one month from their appointment, or if a party fails to appoint a representative within the ten Business Day period set forth above, the dispute will immediately be referred to the Chief Operating Officer (or another officer as he/she may designate) of each party who will meet and discuss as necessary to try to resolve the dispute amicably. Should the parties fail to reach a resolution under this Section 12.1, the dispute will be referred to arbitration in accordance with Section 13.17.
12.2 Technical Dispute Resolution.
          If a dispute arises (other than disputes under Sections 6.1(b) or 12.1) between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage, or other activities under this Agreement (a “Technical Dispute”), the parties will make all reasonable efforts to resolve the dispute by amicable negotiations. In that regard, senior representatives of each party will, as soon as practicable and in any event no later than [***] Business Days after a written request from either party to the other, meet in good faith to resolve any Technical Dispute. If, despite this meeting, the parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within [***] Business Days of the written request, the Technical Dispute will, at the request of either party, be referred for determination to an expert in accordance with Schedule E. If the parties cannot agree that a dispute is a Technical Dispute, Section 12.1 will prevail. For greater certainty, the parties agree that the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including Schedule E) will

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remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.
ARTICLE 13
MISCELLANEOUS
13.1 Inventions.
     (a) For the term of this Agreement, Client hereby grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property which Patheon must use in order to perform the Manufacturing Services.
     (b) All Intellectual Property generated or derived by Patheon while performing the Manufacturing Services, to the extent it is specific to the development, manufacture, use, and sale of Client’s Product that is the subject of the Manufacturing Services, will be the exclusive property of Client or its licensors. Patheon hereby assigns to Client all right, title and interest of Patheon in and to all Client Intellectual Property generated or derived by Patheon while performing the Manufacturing Services.
     (c) All Patheon Intellectual Property will be the exclusive property of Patheon. Patheon hereby grants to Client a perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable license to use the Patheon Intellectual Property used by Patheon to perform the Manufacturing Services to enable Client to manufacture the Product(s).
     (d) Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.
     (e) Either party will give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the Products or processes or technology owned or otherwise controlled by the party.
13.2 Intellectual Property.
          Subject to Section 13.1, all Client Intellectual Property will be owned by Client and all Patheon Intellectual Property will be owned by Patheon. Neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.
13.3 Insurance.
          Each party will maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of three years thereafter. This insurance will have policy limits of not less than (i) $[***] for each occurrence for personal injury or property damage liability; and (ii) $[***] in the aggregate per annum for product and completed operations liability. If requested each party will give the other a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability. The insurance certificate

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will further provide for a minimum of [***] days’ written notice to the insured of a cancellation of, or material change in, the insurance. If a party is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the party will forthwith notify the other party in writing and the parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.
13.4 Independent Contractors.
          The parties are independent contractors and this Agreement will not be construed to create between Patheon and Client any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.
13.5 No Waiver.
     Either party’s failure to require the other party to comply with any provision of this Agreement will not be deemed a waiver of the provision or any other provision of this Agreement, with the exception of Sections 6.1 and 8.2.
13.6 Assignment.
(a)	Patheon may not assign this Agreement or any of its rights or obligations hereunder without the written consent of Client, this consent not to be unreasonably withheld. But Patheon may arrange for subcontractors to perform specific testing services arising under this Agreement without the consent of Client.

(b)	Client may assign this Agreement or any of its rights or obligations hereunder without approval from Patheon. But Client will give Patheon prior written notice of any assignment, any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement. Any partial assignment will be subject to Patheon’s cost review of the assigned Products and Patheon may terminate this Agreement or any assigned part thereof, on 12 months’ prior written notice to Client and the assignee if good faith discussions do not lead to agreement on amended Manufacturing Service fees within a reasonable time.

(c)	Despite the foregoing provisions of this Section 13.6, either party may assign this Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business, but the assignee must execute an agreement with the non-assigning party whereby it agrees to be bound hereunder.
13.7 Force Majeure.
          Neither party will be liable for the failure to perform its obligations under this Agreement if the failure is caused by an event beyond that party’s reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components, or compliance with any order or regulation of any

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government entity acting within colour of right (a “Force Majeure Event”). A party claiming a right to excused performance under this Section 13.7 will immediately notify the other party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance. Neither party will be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement.
13.8 Additional Product.
          Additional products may be added to this Agreement and the additional products will be governed by the general conditions hereof with any special terms (including, without limitation, price) governed by amendments to Schedules A, B, and C as applicable.
13.9 Notices.
          Any notice, approval, instruction or other written communication required or permitted hereunder will be sufficient if made or given to the other party by personal delivery, by telecopy, facsimile communication, or confirmed receipt email or by sending the same by first class mail, postage prepaid to the respective addresses, telecopy or facsimile numbers or electronic mail addresses set forth below:
If to Client:
Charles B. Sutphin
S2 Therapeutics, Inc.
302 Rosedale Lane
Bristol, TN 37620
Telecopier No.: 276-928-1220
Email address: pat.sutphin@niftus.net
With a copy to:
Hogan Lovells US LLP
Park Place II
7930 Jones Branch Drive, Ninth Floor
McLean, VA 22102
Attention: Cullen Taylor
Telecopier No.: 703-610-6200
E-mail address: cullen.taylor@hoganlovells.com

If to Patheon:
Patheon Pharmaceuticals Inc.
2110 East Galbraith Road
Cincinnati, OH 45237-1625
Attention: Director of Legal Services
Telecopier No.: 513-948-6927
Email address: [Frank.McCune@patheon.com]
With a copy to:
Patheon Inc.
4721 Emperor Boulevard
Research Triangle Park,
NC 27703
Attention: General Counsel
Telecopier No.: 919-474-2269
Email address: [Doaa.Fathallah@patheon.com]
or to any other addresses, telecopy or facsimile numbers or electronic mail addresses given to the other party in accordance with the terms of this Section 13.9. Notices or written communications made or given by personal delivery, telecopy, facsimile, or electronic mail will be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States, Canada, or European Union mail, postage prepaid or upon receipt, whichever is sooner.
13.10 Severability.
          If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions hereof, because each provision is separate, severable, and distinct.
13.11 Entire Agreement.
          This Agreement, together with the Quality Agreement and the Confidentiality Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings concerning the subject matter hereof. Any modification, amendment, or supplement to this Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents will be this Agreement, the Quality Agreement, and the Confidentiality Agreement.
13.12 Other Terms.
          No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement, regardless of any failure of Client or Patheon to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement and is signed by both parties.

13.13 No Third Party Benefit or Right.
          For greater certainty, nothing in this Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement.
13.14 Execution in Counterparts.
          This Agreement may be executed in two or more counterparts, by original or facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
13.15 Use of Client Name.
          Patheon will not make any use of Client’s name, trademarks or logo or any variations thereof, alone or with any other word or words, without the prior written consent of Client, which consent will not be unreasonably withheld. Despite this, Client agrees that Patheon may include Client’s name and logo in customer lists or related marketing and promotional material for the purpose of identifying users of Patheon’s Manufacturing Services.
13.16 Governing Law.
          This Agreement will be construed and enforced in accordance with the laws of the State of Ohio and the laws of the United States of America applicable therein and subject to the exclusive jurisdiction of the courts thereof. The UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.
13.17 Arbitration
          Any commercial dispute between the parties as defined in Section 12.1 that is not resolved under that Section will be settled by arbitration in accordance with the rules for commercial arbitration of the American Arbitration Association. A list of arbitrators will be presented to the parties from which one will be chosen using the applicable rules. The hearing shall be conducted at a site designated by the chosen arbitrator.
     The prevailing party will be awarded all of the filing fees and related administrative costs. Administrative and other costs of enforcing an arbitration award, including the costs of subpoenas, depositions, transcripts and the like, witness fees, payment of reasonable attorney’s fees, and similar costs related to collecting an arbitrator’s award, will be added to, and become a part of, the amount due pursuant to this Agreement. Any questions involving contract interpretation shall use the laws of the State of Ohio.
[Signature page to follow]

          IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first written above.

PATHEON PHARMACEUTICALS INC.
By:	/s/ Eric W. Evans
	Name:	Eric W. Evans
	Title:	CFO

WHYTHE PHARMACEUTICALS, INC. D/B/A S2 THERAPEUTICS
By:	/s/ Charles P. Sutphin
	Name:	Charles P. Sutphin
	Title:	President & CEO